UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2010
DOVER CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other Jurisdiction of Incorporation)	1-4018 (Commission File Number)	53-0257888 (I.R.S. Employer Identification No.)

3005 Highland Parkway, Suite 200 60515 Downers Grove, Illinois (Zip Code) (Address of Principal Executive Offices)
(630) 541-1540
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (d) On November 4, 2010, the Board of Directors of Dover Corporation (the “Corporation”) elected Stephen M. Todd and Stephen K. Wagner directors of the Corporation, expanding the number of seats on the Board from 11 to 13.
     Mr. Todd is the retired Global Vice Chairman of Ernst & Young’s Assurance Professional Practice. He retired earlier this year after a 40 year career with Ernst & Young.
     Mr. Wagner is Senior Advisor to and, from 2005 to 2009, served as managing partner of Deloitte & Touche’s Center for Corporate Governance. Mr. Wagner first joined Deloitte & Touche in 1977 and retired as a partner of the firm in 2009.
     There are no family relationships among either Mr. Todd or Mr. Wagner and other directors or officers of the Corporation. There have been no transactions nor are there any proposed transactions between the Corporation and Mr. Todd or Mr. Wagner that would require disclosure pursuant to Item 404(a) of Regulation S-K. From time to time, Ernst & Young provides non-audit services to the Corporation. It is expected that each of these two new directors will be independent under all applicable standards but the Board has not yet made an affirmative determination of the directors’ status.
     (e) On November 4, 2010, the Board of Directors of the Corporation, upon the recommendation of the Compensation Committee, adopted the Dover Corporation Executive Severance Plan (the “Severance Plan”) and the Dover Corporation Senior Executive Change-in-Control Severance Plan (the “CIC Severance Plan”).
     The Severance Plan creates a consistent and transparent severance policy for determining benefits for all similarly situated executives. The Plan formalizes the Corporation’s current practice of providing a single year of salary and bonus continuation to executives terminated without cause and prorating bonus payments based on the months actually worked. The CIC Severance Plan likewise establishes a consistent policy regarding change-in-control severance payments based on current market practices. The terms of the CIC Severance Plan modify and update the double trigger change-in-control benefits the Corporation has historically offered certain executives under individual agreements. Among such changes are the elimination of tax gross-up payments, the reduction of the benefit continuation period to one year and the reduction of the base severance payment multiple beginning in 2016.
     Prior to the adoption of the CIC Severance Plan, the Corporation had historically provided double trigger change-in-control payments under individual agreements that had been put in place for some but not all of the current executive officers. Of the Corporation’s named executive officers as set forth in its proxy statement for the Annual Meeting of Shareholders held May 6, 2010, all but Mr. Cerepak have individual change-in-control agreements. Those agreements will expire according to their terms upon the next applicable annual renewal date. Until they expire (and for 18 months thereafter) those agreements will continue to govern change-in-control benefits to the executives with such agreements.
     Each of the Severance Plan and CIC Severance Plan expressly conditions the Corporation’s obligations to make severance payments to an executive upon the executive executing a separation agreement and a general release of all claims related to his or her employment and termination thereof.
     In addition, each Plan gives the Corporation the right to recover amounts paid to an executive under the respective Plan if the executive breaches the provisions of the separation agreement and release or if required under any claw-back policy of the Corporation as in effect from time to time or under applicable law.

     Set forth below is a summary of benefits provided under each Plan.
     Severance Plan. The Severance Plan establishes a uniform methodology for determining severance benefits for employees upon involuntary termination without cause. The Corporation’s CEO and all US-based executives and US expatriate executives with annual base salaries within specified salary ranges are eligible to participate in the Severance Plan. Under the Plan, if the Corporation terminates an eligible executive’s employment without cause (as defined in the Severance Plan), the executive will be entitled to receive the following severance payments:
•	Base salary continuation for a 12 month period following the termination date plus an additional monthly amount equal to the then cost of COBRA health continuation coverage based on the level of health care coverage in effect on the termination date, if any, for the lesser of 12 months or the period that the executive receives COBRA benefits.

•	An amount equal to the pro rata portion (based on completed calendar months worked in the year in which the termination occurs) of the annual incentive bonus paid to the executive for the prior year, in the case of executives who are “covered employees” under Section 162(m) of the Internal Revenue Code, as amended (the “Code”), on the termination date and who participate in an annual incentive plan designed to meet the requirements of Section 162(m). Executives who are not “covered employees” will receive an amount equal to the pro rata portion (based on completed calendar months worked in the year in which the termination occurs) of the target annual incentive bonus payment for the year in which the termination occurs. In each case, the Compensation Committee has the discretion to reduce the payment amount.

•	With respect to the cash performance award under the 2005 Cash and Equity Incentive Plan (the “2005 Plan”) with a scheduled payment date next following the date of termination, a pro rata portion (based on the completed calendar months worked during the applicable performance period) of the payment, if any, the executive would have earned had he or she been an employee on the payment date, based upon the attainment of the performance criteria applicable to the award for the applicable period (subject to the terms of the 2005 Plan, including the discretion of the Compensation Committee to reduce such payments). The Severance Plan has special provisions with respect to such payment in the event of an executive who is treated as eligible for retirement under the 2005 Plan on the date of termination. Any cash performance award amount payable to the executive under the Severance Plan will be reduced by the amount of any cash performance award payable to the executive under the 2005 Plan for the same year.
     CIC Severance Plan. The CIC Severance Plan establishes the severance benefits payable to eligible executives if they are involuntarily terminated following a change-in-control. The CIC Severance Plan will apply to all executives who are notified they are subject to Dover’s senior executive shareholding guidelines and who remain subject to the guidelines on the date of a change-in-control (as defined in the Plan). An executive eligible to participate in the CIC Severance Plan as of the date of a change-in-control will be entitled to receive severance payments under the Plan if, within 18 months after the change-in-control, either his or her employment is terminated by the Corporation without “cause” or he or she terminates employment for “good reason” (as such terms are defined in the Plan). The severance payments will consist of the following:
•	a lump sum payment equal to 2.99 (2.0 for a termination date that occurs after December 31, 2015) multiplied by the sum of (i) the executive’s annual base salary on the termination date or the change-in-control date, whichever is higher, and (ii) the executive’s target annual incentive bonus for the year in which the termination date or the date of the change-in-control occurs, whichever is higher; and

•	a lump sum payment equal to the then cost of COBRA health continuation coverage, based on the level of health care coverage in effect on the termination date, if any, for one year.
     No executive may receive severance benefits under more than one plan or arrangement.
     If the Corporation determines that (i) any payment or distribution by the Corporation to an executive in connection with a change-in-control, whether under the CIC Severance Plan or otherwise, would be subject to excise tax as an excess parachute payment under the Code and (ii) the executive would receive a greater net-after-tax amount by reducing the amount of the severance payment, the Corporation will reduce the severance payments made under the CIC Severance Plan to the maximum amount that might be paid (but not less than zero) without the executive becoming subject to the excise tax.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 10, 2010	DOVER CORPORATION
(Registrant)

	By:	/s/ Joseph W. Schmidt

	Name:	Joseph W. Schmidt
	Title:	Vice President, General Counsel & Secretary